UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

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On August 20, 2013, Office Depot, Inc. issued a press release indicating the breakdown of settlement negotiations with Starboard. A copy of the press release is provided below.

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT URGES SHAREHOLDERS TO PROTECT THE BEST

INTERESTS OF THE COMPANY AFTER STARBOARD REFUSES

GOOD-FAITH COMPROMISE

After Listening to Shareholders, Office Depot Offered Starboard Three Seats on its

Existing Board, One Seat on the CEO Selection Committee and Two Seats on the Post-

Merger Company’s Board in an Effort to Reach a Compromise

Boca Raton, Fla., August 20, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced that negotiations it initiated to reach a good-faith compromise with its largest shareholder, Starboard Value LP (together with its affiliates, “Starboard”), ahead of the Company’s Annual Meeting of Shareholders on August 21, have not resulted in an agreement.

Office Depot initiated the negotiations late last week after hearing from its shareholders that they were supportive of adding new perspectives to the Company’s Board. After negotiating through the weekend and through late last night, Office Depot proposed a settlement agreement whereby two of the current Office Depot directors would have resigned, and the three Starboard nominees recommended by ISS and Glass Lewis – Cynthia Jamison, Jeffrey Smith and Joseph Vassalluzzo – would have been added to the Company’s Board.

As part of the settlement offer, the Company also offered to invite Mr. Vassalluzzo to join the CEO Selection Committee in the search process for the CEO of the combined company, replacing one of the current directors, and to have both Mr. Smith and Mr. Vassalluzzo serve as two of Office Depot’s five continuing directors should the merger with OfficeMax be completed. Office Depot further proposed that any decision on the remaining three Company directors to be added to the post-merger Board would only be made after the Starboard nominees were on the Board and with the full Board’s participation. Notwithstanding all of these terms offered to Starboard, Starboard refused to settle.

Accordingly, Office Depot is urging all shareholders to protect the future of their investment by voting the WHITE proxy card FOR the Company’s ten Board nominees.

“Today’s extremely disappointing outcome should serve as a warning call for all investors,” said Neil Austrian, Chairman and CEO of Office Depot. “After listening to our shareholders, we put forward what we viewed as an attractive offer that was not only responsive to them, but to Starboard’s demands for a voice in the Boardroom and participation in the merger integration process. Yet, despite all of its proclamations about wanting to ensure the merger is completed successfully and overseen by the best possible directors, Starboard continued to make demands that ultimately ran contrary to that goal.

For the past few years, the Office Depot Board has worked extremely hard to set a new strategic course for the Company, which led to the agreement earlier this year for our planned merger with OfficeMax. This Board has remained steadfastly dedicated to protecting shareholders’ investments and seeing the merger completed and integrated in the right way — right down to the offer we made to Starboard this weekend. In the timing and substance of its response to our offer, we believe that Starboard has put its own interests ahead of Office Depot’s shareholders and clearly demonstrated that it is not seriously interested in a settlement. We urge all Office Depot shareholders to vote the WHITE proxy card today.”

Consistent with its previous announcement and in response to shareholder preference, Office Depot confirmed that if Thomas Colligan, an essential member of the current CEO Selection Committee, is re-elected at the annual meeting, Office Depot will commit to adding to the Board the three Starboard nominees recommended by ISS and Glass Lewis. Office Depot also would invite Mr. Vassalluzzo to join the CEO Selection Committee and commit to adding at least one Starboard nominee to the go forward board of the newly combined company if the merger with OfficeMax closes. Office Depot urges all shareholders to vote the WHITE proxy card today.

Shareholders who need assistance in voting or who have questions about the annual meeting may call the Company’s proxy solicitor toll-free at (877) 825-8621.

About Office Depot

Office Depot provides core office supplies, the latest technology, school essentials, copy & print services, cleaning & breakroom products, and furniture to consumers, teachers and businesses of all sizes through 1,614 worldwide retail stores, global e-commerce operations, a dedicated sales force, an inside sales organization, and top-rated catalogs. The Company has annual sales of approximately $10.7 billion, employs about 38,000 associates, and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

In connection with the solicitation of proxies for Office Depot’s Annual Meeting of Shareholders (the “2013 Annual Meeting”), Office Depot has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement concerning the proposals to be presented at the 2013 Annual Meeting. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot’s shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other proxy materials (the “Proxy Materials”) filed by Office Depot with the SEC on July 19, 2013. On July 22, 2013, Office Depot mailed the Proxy Materials to shareholders of record as of July 11, 2013.

Investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496, or by calling 561-438-7878.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, and the outcome of the 2013 Annual Meeting. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

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